Deutsche Bank Agriculture Not                                         Page1 of 3

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            Agriculture Exchange                                Filed pursuant to Rule 433
            Traded Notes                                 Registration Statement 333-162195
                                                                      Dated March 12, 2010
 Description

  The PowerShares DB Agriculture Double Long Exchange Traded Note (Symbol: DAG), PowerShares
  DB Agriculture Long Exchange Traded Note (Symbol: AGF), PowerShares DB Agriculture Short
  Exchange Traded Note (Symbol: ADZ) and PowerShares DB Agriculture Double Short Exchange
  Traded Note (Symbol: AGA) (collectively, the "PowerShares DB Agriculture ETNs") are the first exchange traded products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of the agriculture sector.

  All of the PowerShares DB Agriculture ETNs are based on a total return version of the
  Deutsche Bank Liquid Commodity Index-Optimum Yield Agriculture(TM) (the "Index"), which is designed to reflect the performance of certain corn, wheat, soybean and sugar futures contracts plus the returns from investing in 3 month United States Treasury Bills.

  Investors can buy and sell PowerShares DB Agriculture ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB
  Agriculture ETNs in blocks of no less than 200,000 securities and integral multiples of
  50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

  Fact Sheet
  Prospectus

 Index History  (1)

            Source: DB / Bloomberg

    Index Weights
    As Of:    11-Mar -2010
    Commodity              Contract Expiry Date           Weight %
    Corn                             14-Dec-2010               24.87
    Wheat                            14-Jul-2010               23.9
    Soybeans                         12-Nov-2010               25.73
    Sugar #11                        30-Jun-2010               25.5

AGA Financial Details
Ticker: AGA
Last Update                           12-Mar-2010
                                      10:30 AM
Price                                 N.A.
AGA Index Level*                      80.45280
Indicative
Intra-day                             44.10
Value**
Last end of day                       44.63488
Value***
Last date for end                     11-Mar-2010
of day Value
Data Source:      www.nyse.com
(Data delayed 20 minutes)

*        Indicative intra-day and Index closing
**       Indicative intra-day value of the AGA
***      Last end of day AGA RP

DAG Financial
Details
Ticker: DAG
Last Update                                 12-Mar-2010
                                            10:30 AM
Price                                       Not
                                            Available
DAG Index Level*                            80.45280
Indicative
Intra-day                                   8.13
Value**
Last end of day                             7.99051
Value***
Last date for end                           11-Mar-2010
of day Value
Data Source:      www.nyse.com

  (Data delayed 20 minutes)
*        Indicative intra-day and Index closing
**       Indicative intra-day value of the DAG
***      Last end of day DAG RP

ADZ Financial
Details
Ticker: ADZ
Last Update                               12-Mar-2010
                                          10:30 AM
Price                                     Not
                                          Available
ADZ Index Level*                          80.45280
Indicative
Intra-day                                 35.34
Value**
Last end of day                           35.56969
Value***
Last date for end                         11-Mar-2010
of day Value
Data Source:      www.nyse.com
  (Data delayed 20 minutes)
*        Indicative intra-day and Index closing
**       Indicative intra-day value of the DGP
***      Last end of day ADZ RP

AGF Financial
Details
Ticker: AGF
Last Update                               12-Mar-2010
                                          10:30 AM
Price                                     Not
                                          Available
AGF Index Level*                          80.45280
Indicative
Intra-day                                 15.33
Value**
  Last end of
  day           15.21485
  Value***
  Last date for
  end           11-Mar-2010
  of day Value
Data Source:      www.nyse.com

  (Data delayed 20 minutes)
*        Indicative intra-day and Index closing
**       Indicative intra-day value of the AGF
***      Last end of day AGF RP

DB Agriculture ETN                         and Index Data

DB Agriculture ETN                         Symbols

Agriculture Double Short   AGA

Agriculture Double Long    DAG

Agriculture Short    ADZ

Agriculture Long     AGF

Details

ETN price at initial listing        $25.00

Inception date       4/14/08

(1)Index history is for illustrative purposes only and does not represent actual PowerShares DB Agriculture
ETN performance. The inception date of the Deutsche Bank Liquid Commodity Index - Optimum Yield Agriculture(TM)
is July 12, 2006. Index history is based on a combination of the monthly returns from the Deutsche Bank Liquid
Commodity Index - Optimum Yield Agriculture Excess Return(TM) (the "Agriculture Index") plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the
PowerShares DB Agriculture ETNs, less the investor fee. The Agriculture Index is intended to reflect changes in the market value of certain agriculture futures contracts on corn, wheat, soybeans and sugar. The T-Bill
Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.

Contact Information

Any questions please call 1-877-369-4617

Deutsche Bank Agriculture Not                               Page2 of 3

Maturity date       4/1/38
Yearly investor fee 0.75%
Listing  exchange   NYSE Arca
Index symbol        DBLCYEAG
CUSIP symbols
Agriculture Double
Long                25154H558
Agriculture Long    25154H533
Agriculture Short   25154H541
Agriculture Double
Short               25154H566
Intraday Intrinsic
Value Symbols
Agriculture Double
Short               AGAIV
Agriculture Double
Long                DAGIV
Agriculture Short   ADZIV
Agriculture Long    AGFIV
Risks (2)
Non-principal
protected
Leveraged losses
Subject to an investor
fee
Limitations on
repurchase
Concentrated exposure to
agricultural
commodities
Benefits
Leveraged and short
notes
Relatively Low Cost
Intraday access
Listed
Transparent
Tax treatment(3)
Issuer Details
Deutsche Bank AG,
London Branch
Long-term Unsecured
Obligations                 2

(2)The PowerShares DB Agriculture ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on the PowerShares DB Agriculture ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The PowerShares DB Agriculture ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Agriculture ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Agriculture ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Agriculture ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Agriculture ETNs is zero, your Investment will expire worthless.

The PowerShares DB Agriculture Double Long ETN and PowerShares DB Agriculture Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

The PowerShares DB Agriculture ETNs may be sold throughout the day on NYSE Arca through any brokerage account.
There are restrictions on the minimum number of PowerShares DB Agriculture ETNs that you may redeem directly with Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the
PowerShares DB Agriculture ETNs. Sales in the secondary market may result in losses.

The PowerShares DB Agriculture ETNs are concentrated in agriculture commodity futures contracts. The market value of the PowerShares DB Agriculture ETNs may be influenced by many unpredictable factors, including, among other things, volatile agriculture prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB Agriculture ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement.

Not FDIC Insured - No Bank Guarantee - May Lose

Value

(3)Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S.
tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting www.dbfunds.db.com/notes or
EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling
1-877-369-4617, or you may request a copy from any dealer participating in this offering.

The PowerShares DB ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. Investing in the PowerShares DB ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco Aim Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital Management LLC. Invesco PowerShares
Capital Management LLC and Invesco Aim Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco
Ltd.

An investor should consider the PowerShares DB ETNs' investment objective, risks, charges and expenses carefully before investing.